Kewaunee Scientific Announces Results for Second Quarter

STATESVILLE, N.C., Nov. 30, 2011 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced the financial results for its second quarter ended October 31, 2011.

Sales for the quarter were $25,962,000, up 1.3% over sales of $25,625,000 in the second quarter last year. A net loss of $125,000, or $0.05 per diluted share, was reported for the quarter. This compares to net earnings of $855,000, or $0.33 per diluted share, in the second quarter last year. Earnings for the quarter were unfavorably impacted by a large decline in wood furniture opportunities and orders, continued higher market prices for raw materials, lower selling prices, and delayed shipments of international projects.

The order backlog was $78.0 million at October 31, 2011, up from $69.7 million at July 31, 2011 and up from $66.0 million at October 31, 2010. The order backlog continues to include a large international project that has experienced a lengthy construction delay due to extraordinary building construction complications.

Domestic sales for the quarter were $23,826,000, up 7.0% over sales of $22,269,000 in the second quarter last year. Demand for larger laboratory projects and small and mid-sized privately-funded projects continued to hold up relatively well during the quarter, although at extremely competitive prices. Incoming orders for publicly-funded K-12 educational projects, which are primarily wood furniture, dropped sharply, as state and local governments continued to receive significantly lower funding for capital projects.

International sales for the quarter were $2,136,000, down 36.4% from sales of $3,356,000 in the second quarter last year. Several large international orders were booked during the quarter, but these orders are not scheduled to ship until the third and fourth quarters of the fiscal year. The Company continues to see increasing numbers of opportunities in Asia and the Middle East, as these markets remain strong for the Company's products.

Sales for the six months ended October 31, 2011 were $52,283,000, up 3.6% over sales of $50,483,000, in the same period last year. Domestic operations sales were $47,222,000, up 9.3% over sales of $43,216,000 in the same period last year. International operations sales were $5,061,000, down 30.4% from sales of $7,267,000 in the same period last year. A net loss of $103,000, or $0.04 per diluted share, was reported for the six months ended October 31, 2011. This compares to net earnings of $1,512,000, or $0.59 per diluted share, for the same period last year.

"Earnings and sales for the second quarter were below our expectations," said William A. Shumaker, President and Chief Executive Officer. "A sharp decline in orders for K-12 educational projects resulted in substantially lower sales for wood furniture and a significant under-absorption of factory overhead costs. Results from our international operations were also well below expectations, as several projects in our order backlog were delayed due to changes in project construction schedules.

"Last quarter, I reported that we had identified and put in place new initiatives that are projected to reduce our annual costs by over $3 million. Savings related to many of these initiatives began in the second quarter and are expected to continue throughout the remainder of the fiscal year. We are also implementing additional actions to reduce our factory labor and overhead costs, as well as corresponding support staff costs, in response to changes in market opportunities and the sharp decline in wood furniture orders.

"Looking forward to the remainder of the fiscal year, we expect operating earnings for the third quarter to increase modestly from this year's second quarter, followed by further improvement in the fourth quarter. Thereafter, we feel the Company is well-positioned for further growth in sales and earnings as the domestic economy recovers. Our expectations are based on a number of factors, including scheduled shipments of international orders in our backlog, increased sales through our strengthened and expanding dealer network, growing benefits from our new product lines, and reduced overhead and production costs in addition to other cost savings from our new initiatives."

The Company continues to have a strong balance sheet. Working capital was $21.5 million at October 31, 2011, as compared to $21.8 million at the end of the second quarter last year. Cash on hand was $4.1 million at the end of the quarter, as compared to $1.8 million at the end of the second quarter last year. Short-term borrowings under the Company's $15 million bank line of credit were $7.3 million at the end of the quarter, as compared to $4.1 million at the end of the second quarter last year, and total bank borrowings and capital lease obligations were $11.2 million, as compared to $8.3 million at the end of the second quarter last year. The debt-to-equity ratio was .36-to-1 at the end of the quarter, as compared to .26-to-1 at the end of the second quarter last year.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, technical and laminate furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets and epoxy resin counters and sinks. Technical furniture products include column systems, slotted-post systems, pedestal systems and stand-alone benches. Laminate furniture includes laminate casework, systems and related products for educational, healthcare and industrial applications.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Contact:	D. Michael Parker
704/871-3290

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2011	2010	2011	2010

Net sales	$25,962	$25,625	$52,283	$50,483
Cost of products sold	22,117	20,208	44,250	40,067

Gross profit	3,845	5,417	8,033	10,416

Operating expenses	4,005	4,045	7,960	7,946

Operating earnings (loss)	(160)	1,372	73	2,470

Other income (expense)	36	(1)	35	(1)
Interest expense	(128)	(77)	(223)	(122)

Earnings (loss) before income taxes	(252)	1,294	(115)	2,347
Income tax expense (benefit)	(96)	414	(67)	743

Net earnings (loss)	(156)	880	(48)	1,604

Less: net earnings (loss) attributable to
the noncontrolling interest	(31)	25	55	92

Net earnings (loss) attributable to
Kewaunee Scientific Corporation	$(125)	$855	$(103)	$1,512

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$(0.05)	$0.33	$(0.04)	$0.59
Diluted	$(0.05)	$0.33	$(0.04)	$0.59

Weighted average number of common
shares outstanding (in thousands)
Basic	2,579	2,573	2,579	2,573
Diluted	2,580	2,578	2,580	2,578

Condensed Consolidated Balance Sheets
(in thousands)

	October 31	April 30
	2011	2011
	(unaudited)
Assets
Cash and cash equivalents	$3,212	$2,402
Restricted cash	876	553
Receivables, less allowances	23,479	27,346
Inventories	10,370	10,466
Prepaid expenses and other current assets	2,078	1,612
Total current assets	40,015	42,379
Net property, plant and equipment	15,983	16,575
Other assets	4,112	4,104
Total Assets	$60,110	$63,058

Liabilities and Equity
Short-term borrowings	$7,326	$6,588
Current obligations under capital leases and long-term debt	279	283
Accounts payable	6,626	9,770
Other current liabilities	4,245	3,623
Total current liabilities	18,476	20,264
Other non-current liabilities	9,459	9,778
Total liabilities	27,935	30,042
Noncontrolling interest	1,499	1,525
Kewaunee Scientific Corporation equity	30,676	31,491
Total equity	32,175	33,016
Total Liabilities and Equity	$60,110	$63,058